Issuer Free Writing Prospectus dated May 11 , 2026 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated April 27, 2026 Registration Statement No. 333 - 294081 Proposed Nasdaq Ticker: MWC Investor Presentation Micwar e Co. , Ltd.

2 See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. This free writing prospectus relates to the proposed public offering of American Depositary Shares (“ADSs”) representing ordinary shares of Micware Co . , Ltd . (“we,” “us,” “our”, or “ Micware ”) and should be read together with the Registration Statement on Form F - 1 , as amended (the “Registration Statement”), we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2083526 / 000182912626003987 /micware_f 1 a . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC’s website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto, if you contact A . G . P . /Alliance Global Partners (the “Representative”), Attn : 590 Madison Ave, 28 th Floor, New York, New York 10022 , or by telephone at (212) 624 - 2060 , or by email at prospectus@allianceg . com , or contact Micware Co . , Ltd . via email : mic_ir@micware . co . jp . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with us or our affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . Free Writing Prospectus Statement

3 See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results, and financial needs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed, and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and results of operations, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth strategies, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract customers and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and the documents that we refer to in this presentation and have filed as exhibits to the registration statement, of which this presentation is a part, completely and with the understanding that our actual future results may be materially different from what we expect . Industry Data and Forecasts This presentation contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys . These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed . Although we believe such information to be accurate, we have not independently verified the data from these sources . However, we acknowledge our responsibility for all disclosures in this presentation . Forecasts and other forward - looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward - looking statements in this presentation due to a variety of factors, including those described in the section entitled “Risk Factors” in the Registration Statement and elsewhere in this presentation . These and other factors could cause results to differ materially from those expressed in the forecasts and estimates . Forward - Looking Statements

Offering Summary

Issuer	Micware Co., Ltd.
Securities Offered	2,150,000 ADSs, or 2,472,500 ADSs if the Representative exercises its over-allotment option in full; each ADS represents one ordinary share ("Ordinary Shares", and each an "Ordinary Share").
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq Global Market: MWC
Shares Outstanding*	• 56,141,914 Ordinary Shares before the offering • 58,291,914 Ordinary Shares after the offering, or 58,614,414 Ordinary Shares, assuming full exercise of the Representative's over-allotment option
Offering Price	$7.00 to $9.00 per ADS
Gross Proceeds	$17.20 million, or $19.78 million if the Representative exercises its over-allotment option in full, based upon an assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated range of the initial public offering price
Use of Proceeds	• Approximately 44% for our Dynamic Street Map & Market Place ("DSMM") project and the expansion of micAuto-PF; • Approximately 36% for general corporate purposes, including working capital as well as operating expenses; • Approximately 12% for strategic investments within our Software Defined Vehicles ("SDV") and Location-Based Services ("LBS"), other than the DSMM and micAuto-PF-related initiatives described above, that offer complementary technologies, services, or market access to strengthen our competitive position; and • Approximately 8% for marketing and advertising
Lock-up	Micware and each of officers, directors, and holder(s) of 5% of the outstanding shares of Ordinary Shares will enter into lock-up agreements with the Representative not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any securities of the Company for the period of six months
Representative of the Underwriters	A.G.P./Alliance Global Partners

Note: *The number of Ordinary Shares outstanding as of the date of this presentation excludes 9,399,000 Ordinary Shares issuable upon the exercise of director and employee stock options at a weighted average exercise price of JPY38.85 per Ordinary Share as of August 31, 2025.

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results.

4

Company Overview

Founded in 2003, Micware is a Japan-based automotive software developer specializing in in-vehicle infotainment ("IVI") systems, navigation software and mobility solutions for original equipment manufacturers ("OEMs").

20+ years

of experience in software development in the automotive industry*

300+

patents in total*

400+

number of employees**

Our Products and Services

- In-vehicle platform software
- Navigation software
- Other mobility software
- B2C services

Our Key Customers

- **Toyota Motor Corporation ("Toyota") holds >10% of the equity interests in Micware.**
- **Honda Motor Co., Ltd. ("Honda") holds >10% of the equity interests in Micware.**
- Other customers include Daihatsu Motor Co., Ltd. ("Daihatsu") and Denso Corporation.

Our Global Operations

6 operating entities and **12** branch offices across Japan, with established subsidiaries in the U.S., Thailand, and Germany*


Micware North America, Inc.
United States
Micware Europe GmbH
Germany
Kobe Headquarter
Japan
Micware Asia Pacific Co., Ltd.
Thailand

Note: *As of April 27, 2026. **As of February 28, 2026.

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 5

Our Principal Shareholders

	Ordinary Shares Beneficially Owned Prior to this Offering	Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)	Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Percent	Percent	Percent
Directors, Corporate Auditors, and Executive Officers[(1)]:			
Kenji Narushima[(2)]	11.2%	12.4%	12.3%
Masahide Shigeno[(3)]	8.4%	9.2%	9.2%
Takuma Segawa[(4)]	6.5%	7.3%	7.2%
Kazuyuki Kawabata	–	–	–
Asami Sadoi	–	–	–
Yuko Osumi	–	–	–
Rieko Okada	–	–	–
Jerzy Marek Rudzinski	–	–	–
Hiroaki Fujita	–	–	–
Mitsunori Yabe	–	–	–
Wakako Isaka (Yaguchi)	–	–	–
All directors, corporate auditors, and executive officers as a group (11 individuals):	**26.1%**	**28.2%**	**28.0%**
5% Shareholders:			
Toyota[(5)]	12.2%	11.8%	11.7%
Honda[(6)]	12.2%	11.8%	11.7%
Hideaki Tokuhara	6.1%	5.9%	5.9%
O-Well[(7)]	6.1%	5.9%	5.8%

Notes:
(1) Unless otherwise indicated, the business address of each of the individuals is Kobe Asahi Building 25th Floor, 59 Naniwa-machi, Chuo-ku, Kobe, Hyogo 650-0035.
(2) The aggregate number of Ordinary Shares beneficially owned by Mr. Kenji Narushima after this offering reflects (i) 6,266,000 Ordinary Shares, and (ii) an aggregate of 1,096,550 Ordinary Shares that may be issued upon exercise of stock options after this offering, held by Mr. Narushima.
(3) The aggregate number of Ordinary Shares beneficially owned by Mr. Masahide Shigeno after this offering reflects (i) 4,699,500 Ordinary Shares, and (ii) an aggregate of 751,920 Ordinary Shares that may be issued upon exercise of stock options after this offering, held by Mr. Shigeno.
(4) The aggregate number of Ordinary Shares beneficially owned by Mr. Takuma Segawa after this offering reflects (i) 3,665,610 Ordinary Shares, and (ii) an aggregate of 626,600 Ordinary Shares that may be issued upon exercise of stock options after this offering, held by Mr. Segawa.
(5) Represents an aggregate of 6,861,270 Ordinary Shares held directly by Toyota. The registered address of Toyota is 1 Toyota-Cho, Toyota City, Aichi Prefecture 471-8571, Japan. Toyota is listed on the Tokyo Stock Exchange, the Nagoya Stock Exchange, and the London Stock Exchange. Toyota is also a reporting company under the Exchange Act and is listed on the New York Stock Exchange.
(6) Represents an aggregate of 6,861,270 Ordinary Shares held directly by Honda. The registered address of Honda is TORANOMON ALCEA TOWER 2-2-3 Toranomon, Minato-ku, Tokyo. Honda is listed on the Tokyo Stock Exchange. Honda is also a reporting company under the Exchange Act and is listed on the New York Stock Exchange.
(7) Represents an aggregate of 3,414,970 Ordinary Shares, 2,224,430 of which held directly by O-Well Corporation ("O-Well") and 1,190,540 of which held by Uni Electronics Inc. ("Uni Electronics") , a wholly owned subsidiary of O-Well. The registered address of O-Well is 5-13-9 Mitejima, Nishiyodogawa-ku, Osaka 555-0012, Japan. O-Well is listed on the Tokyo Stock Exchange.

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results.
6

Corporate Structure

micware

Micware Co., Ltd. (Japan, 2003)

- 100% — Micware Automotive Co., Ltd. (Japan, 2021(3))
- 100% — Micware Navigations Co., Ltd. (Japan, 2019(3))
- 100% — Micware Mobility Co., Ltd. (Japan, 2024)
- 100% — Micware Operation Co., Ltd. (Japan, 2024)
- 100% — Micware Create Co., Ltd. (Japan, 2024)
- 70% — Micware North America, Inc. (1) (California, United States 2014)
- 70.6% — Micware Asia Pacific Co., Ltd. (2) (Thailand, 2016)
- 100% — Micware Europe GmbH (Germany, 2024(3))

Note:
(1) Uni Electronics and O-Well each holds a half of the remaining 30% of the Micware North America, Inc.'s shares of common stock.
(2) The shares of Micware Asia Pacific Co., Ltd. 's common stocks are held by the following shareholders: (i) 23,997 shares by Micware, (ii) 5,000 shares by O-Well, (iii) 5,000 shares by Uni Electronics, (iv) one share by Kenji Narushima, (v) one share by Nobuyuki Yamashita, and (vi) one share by Yukihiro Yamashita.
(3) The years of acquisition.

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results.
7

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 8 In - Vehicle Platform Software • Android - based In - Vehicle Software Platform for OEMs – Navigation / Telematics / Cameras / Meters (Digital Instrument Clusters) Integration – Advanced Driver Assistance Systems (ADAS) Coordination (Lane Assist, Cruise Control) • Provide to automotive OEMs, including Toyota and Honda • We have been a Tier 1 software supplier in the automotive industry since 2013 Navigation Software • naviAZ – Accounts for 15% of the Japanese car navigation market share * Other Mobility Software • Wariate - kun logistics IoT system • Mvcube for Taxi • ITS Connect retrofit onboard unit B2C Services – Navigation • PinnAR • Beatmap B2C Services – Other Than Navigation • Tama - musubi • PicLive Source: *https://car.watch.impress.co.jp/docs/news/1573465.html Our Products and Services

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 9 Location - Based Services Software Defined Vehicles Development and sale of software systems designed for SDV , including IVI system software and other mobility - enhancing software products Other Development and licensing of in - vehicle navigation software systems , and other geographic data - based services for B2B customers, mainly serving end users P rimarily comprises software development services designed for SDV , and B2C mobile app services unrelated to in - vehicle navigation Business Segment

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 10 3. Other Software - related Services 2. Licensing 1. Software Development Services Design and delivery of custom automotive software based on our proprietary IVI platform, which supports functions like navigation, multimedia, and connectivity After - sales maintenance and support services, as well as B2C mobile app services unrelated to in - vehicle navigation Licensing proprietary software modules to Tier 1 suppliers for integration into in - vehicle systems, typically on a per - unit basis Revenue Model

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 11 78.6% 14.3% 7.1% 81.4% 15.0% 3.6% 82.3% 13.6% 4.1% 76.7% 19.2% 4.1% Software Development Services Licensing FY2024 Audited FY2025 Audited Software - related Services 1H2025 Unaudited 1H2026 Unaudited Revenue US$ Million Revenue Breakdown Note: FY2024 refers to the fiscal year ended February 29, 2024; FY2025 refers to the fiscal year ended February 28, 2025; 1H2 025 refers to the six months ended August 31, 2024; 1H2026 refers to the six months ended August 31, 2025 . For the fiscal year ended February 29, 2024 and for the six months ended August 31, 2024, convenience translations are based on the exchange rates as of the respect ive balance sheet dates, or, if not available, the most recent available rate prior to such dates, as reported by the United Stat es Federal Reserve Board. Financial Highlights 116.9 140.2 65.3 69.9 FY2024 Audited FY2025 Audited 1H2025 Unaudited 1H2026 Unaudited 20.0% 7.0%

Financial Highlights

Gross Profit

US$ Million

Gross Margin %



30.4%
35.0%
32.1%
31.4%
35.5
49.1
21.0
21.9
FY2024 Audited
FY2025 Audited
1H2025 Unaudited
1H2026 Unaudited

Operating Profit

US$ Million

Operating Profit Margin (%)



10.8%
10.2%
10.8%
7.6%
12.6
14.3
7.1
5.3
FY2024 Audited
FY2025 Audited
1H2025 Unaudited
1H2026 Unaudited

Net Income

US$ Million

Net Income Margin (%)



8.0%
6.4%
7.5%
6.9%
9.3
9.0
4.9
4.8
FY2024 Audited
FY2025 Audited
1H2025 Unaudited
1H2026 Unaudited

Note: FY2024 refers to the fiscal year ended February 29, 2024; FY2025 refers to the fiscal year ended February 28, 2025; 1H2025 refers to the six months ended August 31, 2024; 1H2026 refers to the six months ended August 31, 2025. For the fiscal year ended February 29, 2024 and for the six months ended August 31, 2024, convenience translations are based on the exchange rates as of the respective balance sheet dates, or, if not available, the most recent available rate prior to such dates, as reported by the United States Federal Reserve Board.

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results.

12

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 13 Note: *Total indebtedness includes short term borrowings, c urrent portion of long - term borrowings, and long - term borrowings. For the fiscal year ended February 29, 2024 and for the six months e nded August 31, 2025, convenience translations are based on the exchange rates as of the respective balance sheet dates, or, if not available, the most recent available rate prior to such d ate s, as reported by the United States Federal Reserve Board. Financial Highlights Cash and Cash E quivalents US$ Million 27.9 50.9 59.0 As of February 29, 2024 As of February 28, 2025 As of August 31, 2025 US$ Million 32.2 40.3 35.2 As of February 29, 2024 As of February 28, 2025 As of August 31, 2025 Total Indebtedness*

14 See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. Micware · IVI System 14:35 1 Technical Strength in Advanced Generative Technology Proprietary Large - Scale Development Environment CARE - SUITE Stable OEM Relationships and Structured Project Ecosystem Proprietary IVI Platform And Scalable Development Framework Experienced Technical Workforce and Long - Term Development Capacity Pioneer Status in Mobile Connectivity Services 1 2 3 4 5 6 Competitive Strengths

Proprietary IVI Platform and Scalable Development Framework

micAuto-PF

Our Proprietary IVI software platform

Technical Characteristics

Utilization of Google Automotive Services

Support efficient launch and termination of Android-based applications

Modular-designed Structure

Enable reuse of software components across multiple projects

Strong Cross-Platform Compatibility

Compatible across operating systems, input/output devices, cloud features, and automotive interface standards

Continuous Platform Improvement

Continuous improvement through close OEM collaboration and integration of real-world feedback into development and platform enhancement

Strategic Business Value

Proprietary IVI Software Platform

Foundation for customized IVI solutions across various client requirements and vehicle types

Enhanced Development Efficiency

Reduced duplicated engineering effort, leading to more predictable development timelines

Cost Efficiency

Achieve economies of scope through the utilization of the platform, resulting in improved cost structure

Long-term OEM Relationships

Foundation for long-term collaborative relationships with OEMs, incorporating expertise gained through close development collaboration

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results.

15

16 See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. • ~ 800 developers * with long - standing experience in embedded systems, IVI software, and automotive technology • Multi - year, co - development programs with OEM clients across automotive platforms Workforce Scale and Experience Leadership Strength • President of Micware Automotive Co . , Ltd . , Mr . Kitagawa, has extensive experience in the development of IVI systems and automotive software platforms • He has led large - scale development initiatives with global OEM and Tier 1 suppliers Engineering Development Capability In - House Platform and Talent Development • Support high - complexity projects with parallel development, testing, and integration efforts • Wide range of competencies, including platform architecture, UI/UX design, middleware integration and diagnostics support • Delivering all SDV IVI platform components entirely in - house • Managing an internal training pipeline to maintain skill levels in our technologies Note: *As of February 28, 2025 . The number includes our full - time employees as well as contractors. Experienced Technical Workforce and Long - Term Development Capacity

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 17 We have proactively anticipated the needs of OEMs and Tier 1 supplier s, engaging in proof - of - concept projects to accumulate valuable insights and technical expertise , allowing us to quickly deliver solutions that adapt to the latest customer needs . Our Proven Capabilities Span Across All Three Domains of Vehicle, Cloud, and Mobile Differential OTA Map U pdate T echnology Multi - access Edge Computing Centers In - car Wi - Fi Services; Smartphone – Cloud – Vehicle Communication Protocols 2014 2018 2019 & 2021 2022 Online Navigation Systems Large - scale Center Infrastructure 2023 Supports additional critical services like account management, authentication and authorization, app stores for in - car applicati ons, and digital payment systems Business Value • Reduces the initial development burden for OEMs and Tier 1 suppliers • Accelerates the implementation of next - generation features • Provides sustainable revenue through royalties and intellectual property rights • Positions us strongly for the connected and software - defined future of mobility Pioneer Status in Mobile Connectivity Services

Technical Strength in Advanced Generative Technology

Unlike conventional maps, DSMM is **a new geospatial framework that reconstructs and updates wide-area spatial data using limited visual inputs from everyday devices**, enabling **real-time, low-cost, and scalable data acquisition**.

Current Social Challenges

Current geospatial information systems are struggling to keep pace with rapid urban transformation

- Traditional map updates are expensive and inherently delayed, making them ill-suited for dynamic cityscapes
- Growing complexities of modern cities, including vertical expansion, underground infrastructure, and legal and national security restrictions on drone-based data acquisition



Why Micware

Micware is positioned to lead innovation in the DSMM area

- Established systems capable of dynamically delivering and updating DSMM-based spatial data and software
- Access to large volumes of video and image data through connected dashcam solutions


DSMM

Current Development Status

Progress on the DSMM project has been steady and is proceeding according to our development plan

- Following the launch of Dynamic Share Map in March 2026, we aim to expand coverage and improve 3D model accuracy. Dynamic Share Map will be elaborated on page 24.
- Registered patents, trademarks, and designs in key markets, including Japan, the U.S., Germany, and Thailand



See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results.

18

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 19 CARE - SUITE is a unified platform specifically optimized for large - scale SDV - related development , integrating account management, task tracking, and knowledge sharing into a single environment. • Traditional development environments rely on a fragmented set of tools • CARE - SUITE was created based on real - world needs and insights gained through close collaboration with OEMs and Tier 1 suppliers The Problem • Reduces the setup time for new projects from approximately six months to as little as one week • Enables continuous updates and efficient environment maintenance Key Results • Strengthens collaborative relationships between engineering teams and project stakeholders, fostering faster, more scalable development in the SDV ecosystem Adoption & Impact Proprietary Large - Scale Development Environment CARE - SUITE

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 20 Capital & Operational Alliances Structured Supplier/Partner Ecosystem Core OEM Relationships • Toyota and Honda each hold 12.2% equity interest , solidifying our role as a long - term technology contributor within the automotive ecosystem • Reflects strong trust and expectations from major OEMs • Significant barrier to entry for potential competitors • Suppliers: cloud infrastructure, navigation data, digital maps, security modules • Business Partners: engineering capacity through staffing or subcontracting • Retains control over core intellectual property and strategic direction while scaling development throughput as required • Multi - year, recurring relationships with Toyota , Honda , Daihatsu and other OEMs contributing to a stable and repeatable project pipeline • Deep technical integration, early - stage project involvement, and strong mutual dependency due to the complexity and long - term nature of IVI system development Stable OEM Relationships and Structured Project Ecosystem

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 21 Kenji Narushima • Mr . Narushima founded Micware in March 2003 . • Mr . Narushima served as an independent outside director of O - Well from June 2023 to May 2024 . • Mr . Narushima was a representative director of Narushima Hompo Co . , Ltd . from November 2017 to October 2018 . • Mr . Narushima worked for Step One Limited, a Kobe - based software and hardware developer (“Step One”), from April 1990 to February 2003 . • Mr . Narushima obtained a diploma in information processing from College of Computing, Kobe Institute of Computing in Kobe, Hyogo in March 1985 . Representative Director, President, Chairman, and Chief Executive Officer Masahide Shigeno • Mr . Shigeno is one of the founding employees of Micware , and he has been primarily responsible for the technology of the entire Micware group . • Mr . Shigeno has served as a director at sdtech Inc . , a Japanese software developer and software engineering and design solution service provider, since September 2021 . • Mr . Shigeno was a software engineer at Step One from April 1993 to February 2003 . • Mr . Shigeno obtained a diploma in software from College of Computing, Kobe Institute of Computing in Kobe, Hyogo in March 1993 . Takuma Segawa Chief Financial Officer • Mr . Segawa has been our chief financial officer since September 2024 . • Mr . Segawa was our director from May 2020 to May 2025 and our executive officer from April 2016 to May 2020 . • Mr . Segawa is one of the founding employees of Micware . • Mr . Segawa was a software engineer at Step One from April 1996 to February 2003 . • Mr . Segawa obtained a bachelor’s degree in engineering from Osaka Electro - Communication University in Neyagawa City, Osaka in March 1996 . Management Team Representative Director, Deputy President, Chief Technology Officer, and Member of the Nominating and Compensation Committee

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 22 Board of Directors Kenji Narushima • Mr . Narushima founded Micware in March 2003 . • Mr . Narushima served as an independent outside director of O - Well from June 2023 to May 2024 . • Mr . Narushima was a representative director of Narushima Hompo Co . , Ltd . from November 2017 to October 2018 . • Mr . Narushima worked for Step One Limited, a Kobe - based software and hardware developer (“Step One”), from April 1990 to February 2003 . • Mr . Narushima obtained a diploma in information processing from College of Computing, Kobe Institute of Computing in Kobe, Hyogo in March 1985 . Representative Director, President, Chairman, and Chief Executive Officer Masahide Shigeno Representative Director, Deputy President, Chief Technology Officer, and Member of the Nominating and Compensation Committee • Mr . Shigeno is one of the founding employees of Micware , and he has been primarily responsible for the technology of the entire Micware group . • Mr . Shigeno has served as a director at sdtech Inc . , a Japanese software developer and software engineering and design solution service provider, since September 2021 . • Mr . Shigeno was a software engineer at Step One from April 1993 to February 2003 . • Mr . Shigeno obtained a diploma in software from College of Computing, Kobe Institute of Computing in Kobe, Hyogo in March 1993 . Kazuyuki Kawabata Independent Director and Member of the Nominating and Compensation Committee • Mr . Kawabata has been our independent director since May 2020 . • Mr . Kawabata spent 46 years working at Awaji Shinkin Bank, a cooperative financial institution headquartered in Sumoto City, Hyogo . • Mr . Kawabata was a director and general manager at the Awaji Shinkin Bank from April 2014 to March 2019 . • Mr . Kawabata graduated from Hyogo Prefectural Sumoto Industrial Senior High School in Sumoto City, Hyogo in March 1970 .

Board of Directors



Asami Sadoi

Independent Director and Member of the Nominating and Compensation Committee

- Ms. Sadoi has been our independent director since June 2023.
- Ms. Sadoi has served as a president of Office muMore, where she provides consulting services regarding woman employees' career development since April 2021.
- Ms. Sadoi served as a representative director and president at Fujitsu Middleware Limited from June 2015 to March 2021.
- Ms. Sadoi obtained a bachelor's degree in international relationship from Tsuda University in Tokyo in March 1981.



Yuko Osumi

Independent Director and Member of the Nominating and Compensation Committee

- Ms. Osumi has been our independent director since May 2025.
- Ms. Osumi has approximately 24 years of experience in automobile industry.
- Ms. Osumi has been a global customer manager at Bose Automotive G.K., where she is responsible for sales and customer management for automotive sound system.
- Ms. Osumi obtained a bachelor's degree in international relationship from Tsuda University in Tokyo in March 1998.



Rieko Okada

Independent Director and Member of the Nominating and Compensation Committee

- Ms. Okada has been our independent director since May 2025.
- Ms. Okada has 19 years of experience serving as a chief financial officer at Japanese technology companies.
- Ms. Okada obtained an associate degree in American and English Studies from Kansai Gaidai Junior College in Hirakata, Osaka, in March 1992, the Bachelor of Arts in Industry and Technology from the Open University of Japan in March 2012, and the master's degree in business administration from Kobe University in March 2022.



Jerzy Marek Rudzinski

Independent Director

- Mr. Rudzinski has been our independent director since September 2023.
- Mr. Rudzinski was a president of the board of directors of FQS Poland Limited, a Poland-based software developer which is a wholly owned subsidiary of Fujitsu Limited, from January 1998 to June 2023.
- Mr. Rudzinski obtained a Master of Science in Chemistry from University of Wroclaw, Poland, in September 1982, and a Doctor of Science in Computational Chemistry from Hokkaido University in March 1990.

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 23

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 24 4.9 5.4 6.5 7.5 8.6 9.8 11.2 12.6 14.0 15.5 12.0 12.5 13.0 13.5 14.0 14.5 15.0 15.5 16.1 16.7 0 5 10 15 20 25 30 35 2020 2021 2022 2023 2024 2025E 2026E 2027E 2028E 2029E 16.9 17.9 19.5 21.0 22.6 24.3 26.2 28.1 30.1 32.2 Global Market Size of IVI Market, 2020 - 2029E Billion US$ 2025E - 2029E 2020 - 2024 CAGR 3.6% 3.9% Hardware 12.1% 15.1% Software 7.3% 7.6% Total Hardware Software Source: The Frost & Sullivan Report Industry Overview

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 25 Source: The Frost & Sullivan Report Global Market Size of Automotive Navigation System, 2020 - 2029E Million US$ 2025E - 2029E 2020 - 2024 7.3% 7.5% CAGR 6,069.0 6,524.1 7,000.4 7,532.4 8,105.0 8,688.5 9,340.2 10,031.3 10,743.6 11,527.8 0 5,000 10,000 15,000 2020 2021 2022 2023 2024 2025E 2026E 2027E 2028E 2029E Global Market Size of Digital Mapping, 2020 - 2029E Million US$ 2025E - 2029E 2020 - 2024 7.4% 7.8% CAGR 1,740.8 1,854.5 2,020.2 2,175.6 2,351.4 2,517.4 2,714.3 2,911.1 3,118.3 3,344.9 0 1,000 2,000 3,000 4,000 2020 2021 2022 2023 2024 2025E 2026E 2027E 2028E 2029E Industry Overview

Growth Strategies

1. Evolving from IVI Tier 1 Software Supplier to SDV Tier 1 Software Supplier

Strengthen and deepen long-term partnerships with OEMs and Tier 1 Suppliers

- Expand upstream participation with existing OEM clients
- Pursue new OEM engagements in Japan and potentially overseas
- Enhance micAuto-PF platform by expanding codebase and accelerating development

Accelerate talent acquisition and retention through geographic and industry expansion

- Expand presence in key Japanese cities and explore international talent hubs
- Focus on mid-career professionals from adjacent sectors, such as electronics, robotics, or aerospace

Transition toward Advanced Driver Assistance Systems (ADAS)/Autonomous driving (AD) integration and software packaging

- Enter ADAS and AD domains leveraging IVI foundation to create integrated cockpit-to-driving solutions

Strengthen business and technical development capabilities

- Broaden technical capabilities to support growing quality and safety requirements in modern vehicle software development
- Invest in the development of all key IVI software components in-house

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 26

See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. 27 Growth Strategies 2. Expand and Monetize Digital Mapping Software Services Pursue B 2 B and Business - to - Government opportunities for our DSMM in new and overseas markets Transform digital mapping business into recurring revenue models Increase our internal data acquisition capabilities by collecting spatial information for DSMM ourselves is our first product from the DSMM Project, a consumer - facing digital platfo rm that aggregates, curates, and monetizes location - based multimedia content. It is currently available in Microsoft Store and Google Play Store. • Enables a consumer - facing marketplace for location - based digital assets, diversifying revenue streams beyond OEMs • Builds a scalable digital mapping platform by aggregating and transforming edge - source data into a dynamic 3 D street map • Monetizes through transaction commissions and third - party licensing fees • Supported by partnerships such as Vizzion Enterprises, Inc . , providing camera data in more than 30 countries outside Japan Strategic Initiatives Growth Strategies

28 See Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieve d. Investments may be speculative, illiquid and there is a risk of loss. Past information is not indicative of future results. Issuer Micware Co., Ltd. Email: mic_ir@micware.co.jp Address: Kobe Asahi Building 25th Floor 59 Naniwa - machi, Chuo - ku Kobe, Hyogo 650 - 0035 Underwriter A.G.P./Alliance Global Partners Email: prospectus@allianceg.com Tel: (212) 624 - 2060 Address: 590 Madison Ave, 28th Floor, New York, New York 10022 Contact